Exhibit (m)(54)

AMENDED and RESTATED

 DISTRIBUTION AND SERVICE PLAN

FIDELITY ABERDEEN STREET TRUST: FIDELITY ADVISOR FREEDOM 2045 FUND

Class K6 Shares

1.

    This AMENDED and RESTATED Distribution and Service Plan (the “Plan”), when effective in accordance with its terms, shall be the written plan contemplated by Rule 12b-1 under the Investment Company Act of 1940 (the “Act”) for the Class K6 (formerly Class Z6) of shares of Fidelity Advisor Freedom 2045 Fund (the “Portfolio”), a series of shares of Fidelity Aberdeen Street Trust (the “Fund”).

2.

    The Fund has entered into a General Distribution Agreement with respect to the Portfolio with Fidelity Distributors Company LLC (the “Distributor”), an affiliate of  the Portfolio’s investment adviser (the “Adviser”), under which the Distributor uses all reasonable efforts, consistent with its other business, to secure purchasers for the Portfolio’s shares of beneficial interest (“shares”). Under the agreement, the Distributor pays the expenses of printing and distributing any prospectuses, reports and other literature used by the Distributor, advertising, and other promotional activities in connection with the offering of shares of the Portfolio for sale to the public. It is recognized that the Adviser may use its  management fee revenues, paid by the Class K6, as well as its past profits or its resources from any other source, to make payment to the Distributor with respect to any expenses incurred in connection with the distribution of Class K6 shares, including the activities referred to above.

3.

    The Adviser directly, or through the Distributor, may, subject to the approval of the Trustees, make payments to securities dealers and other third parties who engage in the sale of Class K6 shares or who render shareholder support services, including but not limited to providing office space, equipment and telephone facilities, answering routine inquiries regarding the Portfolio, processing shareholder transactions and providing such other shareholder services as the Fund may reasonably request.

4.

    The Class K6 will not make separate payments as a result of this Plan to the Adviser, the Distributor or any other party, it being recognized that the Class K6 presently pays, and will continue to pay, a management fee to the Adviser. To the extent that any payments made by the Portfolio and/or the Class K6 to the Adviser, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Class K6 shares of the Portfolio within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

5.

    This Plan shall become effective on May 24, 2024, following approval by a vote of a majority of the Trustees of the Fund, including a majority of Trustees who are not “interested persons” of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreements related to this Plan (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on this Plan.

6.

    This Plan shall, unless terminated as hereinafter provided, remain in effect from the date specified above until November 30, 2024, and from year to year thereafter, provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Fund, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by the Class K6 to finance any activity primarily intended to result in the sale of Class K6 shares of the Portfolio, or to increase materially the amount spent by the Class K6 for distribution, shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Class K6, and (b) any material amendments of this Plan shall be effective only upon approval in the manner provided in the first sentence in this paragraph.

7.

    This Plan may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Class K6.

8.

    During the existence of this Plan, the Fund shall require  the Adviser and/or Distributor to provide the Fund, for review by the Fund’s Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class K6 shares of the Portfolio (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9.

    This Plan does not require the Adviser, or Distributor to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class K6 shares of the Portfolio.

10.

     Consistent with the limitation of shareholder liability as set forth in the Fund’s Trust Instrument or other organizational document, any obligations assumed by the Class K6 pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the Class K6 and its assets, and shall not constitute obligations of any other class of shares of the Portfolio or any series of the Fund.

11.

     If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.